FOR IMMEDIATE RELEASE

ENCORE MEDICAL TO ACQUIRE COMPEX TECHNOLOGIES, INC.
Acquisition to Expand Orthopedic Rehabilitation Product Offerings

November 14, 2005, Austin, Texas – Encore Medical Corporation (NASDAQ: ENMC) today announced that it has entered into a definitive agreement to acquire all of the outstanding stock of Compex Technologies, Inc. (NASDAQ: CMPX) in a stock-for-stock merger. This acquisition further strengthens Encore’s position in electrotherapy medical devices in the United States, which, among other things, are used as a safe alternative to drugs to treat pain. The total purchase price is approximately $109 million and is expected to be accretive to Encore’s earnings per share in 2006.

Under the terms of the agreement, Encore will issue to Compex’s shareholders approximately 19 million shares of Encore’s common stock in exchange for all of the outstanding capital stock of Compex, and Encore will assume approximately $15 million of Compex debt. The merger, which has been approved unanimously by the boards of directors of both companies, is subject to the satisfaction of a number of customary closing conditions and is also subject to the approval of the Compex and Encore shareholders. Immediately following the merger, Encore’s existing stockholders will own approximately 73.5% of the combined company and Compex’s existing shareholders will own approximately 26.5%. The transaction is structured as a tax-free reorganization for both companies and their respective stockholders. It is expected to close in the later part of the first quarter of 2006.

Based in suburban Minneapolis, Minnesota, Compex manufactures and sells a broad line of transcutaneous electrical nerve stimulation and neuromuscular electrical stimulation products used for pain management, rehabilitation, fitness and sports performance enhancement in clinical, home healthcare, sports and occupational medicine settings. Compex’s sales for its most recent complete fiscal year ended June 30, 2005 and the quarter ended September 30, 2005 were $96.1 million and $27.6 million, respectively.

“This represents an important strategic expansion of our orthopedics rehabilitation business,” commented Kenneth Davidson, Chief Executive Officer of Encore Medical Corporation. “When combined with our current rehabilitation product offerings under our Empi and Chattanooga Group brands, it creates one of the most comprehensive product offerings and one of the strongest direct sales forces in the electrotherapy marketplace. Additionally, we expect to be able to generate significant synergies when we combine the two companies over the longer term.”

“On a combined basis, Encore and Compex will offer a broader mix of products in a wide variety of markets and applications with an expanded direct sales force covering the entire country,” said Dan W. Gladney, Compex Chief Executive Officer. “We are delighted to join the Encore team.”

First Albany Capital Inc. represented Encore Medical Corporation in this transaction and Greene Holcomb & Fisher LLC represented Compex Technologies, Inc.

About Encore Medical Corporation

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and products for orthopedic rehabilitation, pain management and physical therapy. Based in Austin, Texas, Encore’s products are used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries, and our non-invasive medical devices and related accessories are primarily used by patients for at-home physical therapy. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants. Through its Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. For more information, visit www.encoremed.com.

About Compex Technologies, Inc.

Compex Technologies is a worldwide leader in designing and manufacturing transcutaneous electrical nerve stimulation and electrical muscle stimulation (EMS) products used for pain management, rehabilitation, fitness and sports performance enhancement in clinical, home healthcare, sports and occupational medicine settings. Compex is the first U. S. company to offer consumers EMS technology in FDA-cleared, over-the-counter products for sports-performance enhancement, improved physical fitness and general well being. Detailed information about Compex may be found on the websites www.compextechnologies.com and www.slendertone.com.

Additional Information About the Acquisition and Where to Find It

Encore and Compex intend to file with the Securities and Exchange Commission (“SEC”) a joint proxy statement/prospectus with respect to the acquisition and other relevant materials. STOCKHOLDERS OF ENCORE AND COMPEX ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ENCORE, COMPEX AND THE ACQUISITION. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Encore or Compex with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.

In addition, stockholders may obtain free copies of the documents (when they are available) filed with SEC by Encore by directing a request to: Encore Medical Corporation, 9800 Metric Boulevard, Austin, TX 78758, Attn: General Counsel. Shareholders may obtain free copies of the documents filed with the SEC by Compex by contacting Compex Technologies, Inc. Investor Relations at 1811 Old Highway 8, New Brighton, MN 55112.

Encore, Compex and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Encore and Compex in favor of the acquisition. Information about the executive officers of Encore and their ownership of Encore common stock is set forth in the proxy statement for Encore’s 2005 Annual Meeting of Stockholders, which was filed with SEC on April 14, 2005. Information about the executive officers and directors of Compex and their ownership of Compex common stock is set forth in the amended Form 10-K, which was filed with the SEC on October 31, 2005. Stockholders may obtain more detailed information regarding the direct and indirect interests of Encore, Compex and their respective officers and directors in the acquisition by reading the joint proxy statement/prospectus when it becomes available.

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to continue to obtain long-term financing, the ability to integrate the operations of the acquired company, and the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

For: Contact:	Encore Medical Corporation Harry L. Zimmerman, Executive Vice President – General Counsel (512) 832-9500 Harry_Zimmerman@encoremed.com

Media:	Davis Henley, Vice President – Business Development

(512) 832-9500

Davis_Henley@encoremed.com